Exhibit 99.1

 Eagle Broadband Reports 56% Quarterly Revenue Increase on Strong Sales Growth

    LEAGUE CITY, Texas--(BUSINESS WIRE)--April 14, 2004--

     Company Records Second Straight Quarter of Revenue Expansion, Increased Product and Broadband Services Sales, and Further Reductions
                            in Liabilities

    Eagle Broadband, Inc. (AMEX:EAG), a leading provider of broadband and communications technology and services, announced today that the company has filed its Form 10-Q reporting results for the company's fiscal 2004 second quarter ended February 29, 2004.

    Key operational and financial highlights for the quarter included:

    -- 56% sequential quarter-over-quarter revenue growth (Q1 '04 to Q2 '04).

    -- 22% revenue growth from the current quarter compared to the same quarter a year ago (Q2 '04 to Q2 '03).

    -- 185% growth in core bundled digital services revenues (Q2 '04 compared to Q2 '03).

    --  619% growth in product revenues (Q2 '04 compared to Q2 '03).

    -- Continued reductions in litigation outstanding and other liabilities including a $2 million overall reduction of total liabilities during the quarter.

    -- Cash, marketable securities and securities held for resale total $5.2 million at February 29, 2004.

    -- Continued progress on consolidating operations and divesting non-performing assets to further strengthen the company's financial position.

    -- Signing a nationwide joint marketing agreement with IBM to jointly pursue community broadband networks and Bundled
        Digital Services sales.

    -- Signing Science Applications International Corporation (SAIC) as a key distribution partner for our Orb' Phone Exchange satellite communications system.

    -- Selection by Sprint as a preferred inside wiring/managed services vendor for Sprint's government customers.

    -- Addition of key management personnel including a new General Manager of Security & Financial Services and the launch of our new financial services division to provide innovative, turnkey financing solutions for customers.

    -- The first orders for Eagle's HDTV MediaPro set-top boxes from General Dynamics Interactive that have been deployed at the world renowned Mandarin Oriental and Intercontinental hotels.

    -- Signing new managed services (i.e., structured wiring, network monitoring, etc.) contracts with key customers.

    Total second quarter fiscal 2004 revenues were approximately $3.7 million, a 22% increase over the second quarter of fiscal 2003 and a sequential quarterly increase of 56% over the 2004 first quarter ending November 30, 2003. The revenue increases are primarily the result of increased product and broadband services sales.
    The company posted an overall net loss of approximately $9.4 million versus a net loss of $1.9 million in the same period a year ago. As set forth on the company's Consolidated Statement of Cash Flows in the second quarter SEC Form 10-Q, the $9.4 million loss included $7.6 million of non-cash expenses, $4.9 million of which are one-time, non-recurring expenses, leaving a $1.8 million operating loss, as adjusted for these non-cash expenses. The principal components of the $1.8 million operating loss included increases in property taxes, interest expense, and other selling, general and administrative costs including legal, accounting and professional fees. The $7.6 million of non-cash expenses included a one-time, non-recurring charge of $4.5 million associated with the cancellation and re-issuance of common shares issued as compensation to certain officers and employees, and $400,000 of one-time termination and salary expenses. The remaining non-cash expenses included $3.1 million associated with depreciation and amortization, loss on sale of assets, stock-based compensation and professional fees, interest, legal expenses, and allowances.
    Dave Weisman, CEO of Eagle Broadband, commented, "We continue to make progress in executing our business plan and our continued focus on broadband bundled services and product sales is paying off. We have made additional progress with our consolidation efforts including divestiture of additional non-performing assets to further strengthen our financial position. We are particularly excited about our nationwide broadband community networks joint marketing agreement with IBM and our Orb' Phone Exchange distribution agreement with SAIC. IBM and SAIC are true industry leaders and we are actively working with both of them to grow our broadband Bundled Digital Services and Orb' Phone Exchange sales."

    About Eagle Broadband

    Eagle Broadband, Inc., is a leading provider of broadband and communications technology and services. The company's exclusive "four-play" suite of very high-speed Internet, cable TV/video, voice and security monitoring Bundled Digital Services (BDS(SM)), HDTV-ready multimedia set-top boxes, and turnkey suite of financing, network design, deployment and operational services enable municipalities, real estate developers, hotels, multi-tenant owners and service providers to deliver exceptional value, state-of-the-art entertainment and communications choices and single-bill convenience to their residential and business customers. Eagle also provides a full range of managed services including project management, integration, structured wiring/cabling, 24/7 customer service, technical support and network monitoring. Eagle also markets the Orb' Phone Exchange non-line-of-sight communications system that provides true "total" global voice and data communications services through the Iridium Satellite constellation to government, military, homeland security, aviation and enterprise customers. The company is headquartered in League City, Texas, south of Houston, near the NASA Johnson Space Center. For more information, please visit www.eaglebroadband.com or call 281-538-6000.
    Forward-looking statements in this release regarding Eagle Broadband, Inc., and its subsidiaries are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

    CONTACT: Eagle Broadband, Inc., League City
             Clareen O'Quinn, 800-628-3910
             281-538-6000
             coquinn@eaglebroadband.com
             or
             CWR & Partners
             Ronnie Welch, 508-222-4802
             ronnie@cwrpartners.com